UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2020

Intersect ENT, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36545	20-0280837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Adams Drive Menlo Park, California	94025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 641-2100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, $0.001 par value	XENT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 15, 2020, Intersect ENT, Inc. (the “Company”) entered into a sale and purchase agreement (the “Purchase Agreement”) to acquire Fiagon AG Medical Technologies (“Fiagon”).

Pursuant to the terms of the Purchase Agreement, the Company will indirectly acquire all of the outstanding equity interests of subsidiaries of Fiagon, including Fiagon GmbH and Fiagon NA Corporation (such subsidiaries, together with Fiagon, the “Fiagon Group” and, such acquisition, the “Acquisition”).

The aggregate consideration payable in exchange for all of the outstanding equity interests of the Fiagon Group is €60 million, subject to adjustments set forth in the Purchase Agreement (the “Cash Consideration”). Under the terms of the Purchase Agreement, the Company will make an initial €15 million payment at the time of the closing of the Acquisition and €15 million annual payments for each of the subsequent three years.

The Purchase Agreement contains customary representations, warranties and covenants by Fiagon securityholders and the Company. A portion of the aggregate Cash Consideration will be held in escrow to secure the indemnification obligations of the Fiagon securityholders. The Acquisition is expected to close within 30 days, subject to customary closing conditions.

The foregoing summary of the Purchase Agreement and the transactions contemplated thereby, including, in particular, the Acquisition, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, which will be filed following the closing of the Acquisition as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intersect ENT, Inc.

Dated: September 15, 2020

	By:	/s/ David A. Lehman
David A. Lehman
General Counsel and Secretary